HAVEN BANCORP, INC.
                               615 MERRICK AVENUE
                            WESTBURY, NEW YORK 11590
                                  516-683-4100

                                                                   April 5, 2000

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company"), the holding company for CFS Bank (the "Bank"), which will be held on May 17, 2000, at 9:00 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747.

     The attached notice of the Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of KPMG LLP, the Company's independent auditors, will be present at the meeting to respond to any questions our stockholders may have.

     At the Annual Meeting, you will be asked to vote for the election of three directors, each for a three-year term, the ratification of the appointment of KPMG LLP as independent auditors and, if necessary, the adjournment of the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies. For the reasons set forth in the proxy statement, the Board of Directors of the Company (the "Board") unanimously recommends a vote "FOR" each of the nominees named in the proxy statement, "FOR" the ratification of the appointment of KPMG LLP as our independent auditors and "FOR" the adjournment proposal.

     PLEASE SIGN AND RETURN THE ENCLOSED BLUE PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORDHOLDER TO ATTEND AND TO VOTE PERSONALLY AT THE ANNUAL MEETING.

     On behalf of the Board and all of the employees of the Company and the Bank, we wish to thank you for your continued support.

                                                    Sincerely yours,



                                                    Philip S. Messina
                                                    Chairman of the Board
                                                     and Chief Executive Officer

                               HAVEN BANCORP, INC.
                               615 MERRICK AVENUE
                            WESTBURY, NEW YORK 11590
                                  516-683-4100


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Haven Bancorp, Inc. (the "Company") will be held on May 17, 2000, at 9:00 a.m. at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747.

     The Annual Meeting is for the purpose of considering and voting upon the following matters:

     1. The election of three directors for terms of three years each or until their successors are elected and qualified;

     2. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2000;

     3. The adjournment of the Annual Meeting, if necessary, to another time and/or place for the purpose of soliciting additional proxies; and

     4. Such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company is not aware of any such business.

     If any other matters properly come before the Annual Meeting, the named proxies will vote on such matters in such manner as shall be determined by a majority of the Board of Directors. The Board of Directors has established March 29, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of the Company as of the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at CFS Bank, 615 Merrick Avenue, Westbury, New York, for a period of ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

                                    By Order of the Board of Directors,



                                    Mark A. Ricca, Esq.
                                    Secretary

Westbury, New York
April 5, 2000

                               HAVEN BANCORP, INC.

                                  ------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 17, 2000

                                  ------------

GENERAL


     This proxy statement is being furnished to stockholders of Haven Bancorp, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company (the "Board of Directors") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 17, 2000, at 9:00 a.m., at the Huntington Hilton, 598 Broadhollow Road, Melville, New York 11747, and at any adjournment or postponement thereof. The 1999 Annual Report to Stockholders, including the consolidated financial statements for the fiscal year ended December 31, 1999, accompanies this proxy statement, which is first being mailed to stockholders on or about April 5, 2000.

     Regardless of the number of shares of common stock of the Company ("Common Stock") owned, it is important that holders of a majority of the shares of Common Stock be represented by proxy or be present in person at the Annual Meeting. Stockholders are requested to vote by completing the enclosed BLUE PROXY CARD and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXIES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000, AND FOR THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO ANOTHER TIME AND/OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES (THE "ADJOURNMENT AUTHORIZATION").

     The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying BLUE PROXY CARD will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.


RECORD DATE AND VOTING SECURITIES

     The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting except as described below. There is no cumulative voting for the election of directors.

     The Board of Directors has fixed the close of business on March 29, 2000 as the record date (the "Record Date") for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The total number of shares of Common Stock outstanding on the Record Date was 9,019,911 shares.

     As provided in the Company's Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as persons acting in concert with, such person or entity. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board to implement and apply the Limit.


     The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the meeting (after subtracting any shares in excess of the Limit pursuant to the Company's Certificate of Incorporation) is necessary to constitute a quorum at the Annual Meeting. Abstentions are considered in determining the presence of a quorum. If there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

VOTE REQUIRED

     As to the election of directors, the BLUE PROXY CARD being provided by the Board of Directors enables a stockholder of record to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD AUTHORITY" to vote for one or more of the nominees being proposed. Under Delaware law and the Company's Bylaws, directors are elected by a plurality of votes cast, without regard to either (i) broker non-votes or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.


     As to the ratification of the appointment of KPMG LLP as independent auditors of the Company, the BLUE PROXY CARD enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or (iii) "ABSTAIN" from voting on such item. As to the Adjournment
Authorization, the BLUE PROXY CARD enables a stockholder, by checking the appropriate box, to: (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" from voting on such item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of the appointment of the independent auditors of the Company and the Adjournment Authorization will require the affirmative vote of a majority of the votes cast. Accordingly, shares as to which the "ABSTAIN" box has been selected on the proxy card will be counted as votes cast and will have the effect of a vote against such proposal. Shares underlying broker non-votes will not be counted as votes cast and will have no effect on the vote for such proposal.

     Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, the Company or any of its affiliates.

REVOCABILITY OF PROXIES

     A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Secretary of the Company, delivering to the Company a duly executed proxy bearing a later date or attending the Annual Meeting and voting in person if a written revocation is filed with the Secretary of the Annual Meeting prior to the voting of such proxy. If you are a stockholder whose shares are not registered in your own name you may revoke your proxy by contacting your bank or broker for instructions.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc. ("Morrow"), a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and provide consulting and related services in connection therewith. Morrow will be paid a fee of $75,000, plus out-of-pocket expenses. It is expected that Morrow will utilize up to approximately 30 persons in its solicitation efforts. Proxies may also be solicited personally or by telephone or telegraph by directors, officers and regular employees of the Company and its wholly owned subsidiary, CFS Bank (the "Bank"), without additional compensation. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.


     Although no precise estimate can be made at this time, as a result of a possible election contest (See "Proposal 1- Election of Directors"), the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies for the Annual Meeting will be approximately $210,000, of which approximately $35,000 has been incurred to date. This amount includes legal fees, printing costs and the fees payable to Morrow, but excludes
(1) the salaries and fees of officers, directors and employees of the Company and (2) the normal expense of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as to those persons or groups believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of March 15, 2000 based upon certain reports regarding such ownership filed with the Company and with the Securities and Exchange Commission (the "SEC"), in accordance with Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") by such persons or groups. Other than those listed below, the Company is not aware of any person or group that owns more than 5% of the Company's Common Stock as of March 15, 2000.


                                                                           Amount and Nature of        Percent of
Title of Class        Name and Address Of Beneficial Owner                 Beneficial Ownership         Class (1)
--------------        ------------------------------------                 --------------------         ---------
Common Stock          DePrince, Race & Zollo, Inc.                              837,450(2)                 9.28%
                      201 S. Orange Avenue, Suite 850
                      Orlando, FL 32801

Common Stock          David L. Babson and Company Incorporated                  800,400(3)                 8.87%
                      One Memorial Drive
                      Cambridge, MA 02142

Common Stock          Columbia Federal Savings Bank                             631,925(4)                 7.01%
                      Employee Stock Ownership Plan
                      and Trust (the "ESOP")
                      615 Merrick Avenue
                      Westbury, NY 11590

Common Stock          PL Capital Group (5)                                      569,700(5)                 6.32%
                      c/o Richard J. Lashley
                      323 Main Street
                      Chatham, New Jersey 07928

Common Stock          Dimensional Fund Advisors Inc.                            541,900(6)                 6.01%
                      1299 Ocean Avenue, 11th Floor
                      Santa Monica, CA 90401


-----------------------------


(1) As of March 15, 2000 there were 9,019,911 shares of Common Stock outstanding.

(2) Based on information in a Schedule 13G, dated February 10, 2000, DePrince, Race & Zollo, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.

(3) Based on information in a Schedule 13G, dated January 27, 2000, David L. Babson and Company Incorporated, an investment advisor registered under
     Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.

(4) The ESOP, in connection with the conversion of CFS Bank from mutual to stock form (the "Conversion"), acquired shares of Common Stock. A Committee of the Board of Directors has been appointed to administer the ESOP (the "ESOP Committee"). The Chase Manhattan Bank serves as the corporate trustee for the ESOP (the "ESOP Trustee"). The ESOP Committee may instruct the ESOP Trustee regarding the investment of funds contributed to the ESOP. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Based on information in a
     Schedule 13G dated February 14, 2000, the ESOP Trust is the beneficial owner of 631,925 shares of Common Stock, of which 387,560 shares have been allocated to participating employees and the balance, 244,365 shares, remain unallocated. Under the ESOP, unallocated shares held in the suspense account will be voted by the ESOP Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated shares of Common Stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

(5) The PL Capital Group consists of PL Capital, LLC, Financial Edge Fund, L.P., Financial Edge/Strategic Fund, L.P., Dr. Irving Smokler, John W. Palmer, Richard J. Lashley, Garrett Goodbody and Beth Lashley. Based on information contained in Amendment No. 4 to Schedule 13D, dated February 23, 2000, the above persons beneficially own in the aggregate 569,700 shares of Common Stock. The beneficial ownership of each of the above persons was reported as follows: Financial Edge Fund, L.P., Financial Edge/Strategic Fund, L.P. and

     PL Capital, LLC claim shared voting and investment power over 545,200 shares; John W. Palmer claims shared voting and investment power over 545,200 shares and sole voting and investment power over 6,000 shares; Richard J. Lashley claims shared voting and investment power over 545,200 shares and sole voting and investment power over 5,500 shares; Dr. Irving Smokler claims shared voting and investment power over 95,000 shares; Garrett Goodbody claims sole voting and investment power over 10,000 shares; and Beth Lashley claims shared voting and investment power over 3,000 shares.

(6) Based on information in a Schedule 13G, dated February 3, 2000, Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be the beneficial owner of these shares of Common Stock.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The number of directors of the Company is currently set at nine (9) as designated by the Board of Directors pursuant to the Company's Bylaws. Each of the nine members of the Board of Directors of the Company also currently serves as a director of the Bank. Directors are elected for staggered terms of three years each, with a term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified. For the majority of 1999, the Board of Directors consisted of seven members. In December 1999, the Board was increased by two members, and Messrs. McManus and Dahya were appointed to fill the vacancies. Mr. McManus was appointed to the class of Directors whose term expires in 2000, and Mr. Dahya was appointed to the class of Directors whose term expires in 2002.

     The three nominees proposed for election at the Annual Meeting are Messrs. Messina and McManus and Msgr. Hartman. All nominees named are currently directors of the Company and the Bank. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between that person and the Company.

     In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. UNLESS AUTHORITY TO VOTE FOR THE DIRECTORS IS WITHHELD, IT IS INTENDED THAT THE SHARES REPRESENTED BY THE ENCLOSED BLUE PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT.

     Richard Lashley has notified the Company of his intent to nominate himself and Garrett Goodbody to stand for election to the Board of Directors at the Annual Meeting, and preliminary proxy materials have been filed by Financial Edge Fund, L.P., a member of the PL Capital Group, in connection with Mr. Lashley's nominations. In the event Mr. Lashley solicits proxies in opposition to the recommendations of your Board of Directors, we will provide you with additional information.


     In his letter to the Company, dated January 19, 2000, Mr. Lashley provided the Company with the following biographical information concerning himself and Mr. Goodbody. The Company has not independently verified the information provided by Mr. Lashley. Mr. Lashley, age 41, is engaged in the business of investment management, primarily as Managing Member of PL Capital, LLC. Mr. Lashley's business address is 2015 Spring Road, Suite 290, Oak Brook, IL 60523. Mr. Goodbody, age 54, is the managing partner of Goodbody Partners LP, a firm engaged in portfolio management and international financial services consulting. Mr. Goodbody's business address is

55 Mudge Pond Road, Sharon, CT 06069. Neither Mr. Lashley nor Mr. Goodbody has a position with the Company.

     YOUR BOARD OF DIRECTORS URGES YOU TO RETURN ONLY MANAGEMENT'S BLUE PROXY CARD, WHICH IS ENCLOSED, AND TO VOTE "FOR" THE ELECTION OF EACH OF THE BOARD'S NOMINEES.

INFORMATION WITH RESPECT TO THE NOMINEES, CONTINUING DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth, as of the Record Date, the names of the nominees, continuing directors and the three (3) executive officers (the "Executive Officers") who are not directors, as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each first became a director or officer of the Company and/or the Bank and the year in which their term (or in the case of nominees, their proposed term) as director of the Company expires. This table also sets forth the amount of Common Stock and the percent thereof beneficially owned by each nominee, continuing director and Executive Officer and all directors and Executive Officers as a group as of the Record Date.

                                                                Expiration                           Ownership
                                                                of Term as          Shares of           as
            Name and Principal                      Director/    Director/        Common Stock       Percent
           Occupation at Present                     Officer     --------          Beneficially         of
          And for Past Five Years            Age    Since(1)      Officer            Owned(2)        Class(3)
          -----------------------            ---    --------      -------            --------        --------

NOMINEES


Philip S. Messina                             56      1986         2003           319,516(8)(9)(10)     3.46%
  Chairman of the Board and Chief
Executive Officer of the Company and the
Bank; Chairman of the Boards of CFSB
Funding Corp., Columbia Resources Corp.,
CFS Investments, Inc. and Columbia
Preferred Capital Corp., all subsidiaries
of the Bank; Chairman of the Board of CFS
Insurance Agency, Inc. and CFS Financial
Institute, Inc., both subsidiaries of the
Company


Msgr. Thomas J. Hartman                       53      1997         2003                26,484(6)(7)       *
  President and Chief Executive Officer of
Radio and Television for the Diocese of
Rockville Centre for Telicare Television
Studios, a cable television station

Michael A. McManus, Jr.                       56      1999         2003                11,906(6)(7)       *
  President and Chief Executive Officer of
Misonix, Inc., a producer and seller of
ultrasonic medical devices and pollution
control products; former President and
Chief Executive Officer of New York
Bancorp, Inc., a thrift holding company,
and its subsidiary thrift, Home Federal
Savings Bank; formerly President and Chief
Executive Officer of Jamcor
Pharmaceuticals, Vice President of Pfizer,
Inc. and Executive Vice President of
McAndrews & Forbes, Inc. and Pantry Pride;
served as Assistant to the President of
the United States from 1982 to 1985,
serving as a member of all senior policy
and planning groups during the Reagan
Administration; Director of the United
States Olympic Committee, Misonix, Inc.,
Novavax, Inc., National Wireless Corp. and
Document Imaging Systems, Inc.


Continuing Directors

                                                                Expiration                           Ownership
                                                                of Term as          Shares of           as
            Name and Principal                      Director/    Director/        Common Stock       Percent
           Occupation at Present                     Officer     --------          Beneficially         of
          And for Past Five Years            Age    Since(1)      Officer            Owned(2)        Class(3)
          -----------------------            ---    --------      -------            --------        --------

Robert M. Sprotte                             62      1974         2001            101,572(6)(7)(9)     1.12%
  President of Schmelz Bros., Inc., a
plumbing contractor; President of RDR
Realty Corp., a real estate holding
company; President of Three Rams Realty


Michael J. Fitzpatrick                        60      1988         2001                73,572(6)(7)       *
  CPA, Retired, former Vice President-
National Thrift Director at E.F. Hutton &
Company, Inc.; Director of Legal Aid
Society of Suffolk County

William J. Jennings II(4)                     54      1996         2001            85,712(7)(8)(11)       *
  President and Chief Operating Officer of
the Company and the Bank; President of CFS
Financial Institute, Inc., a subsidiary of
the Company; former Managing Director -
Chief of Staff to Chairman of Salomon
Smith Barney, Inc.; Director of CFS
Financial Institute, Inc.


George S. Worgul(5)                           72      1983         2002         229,297(6)(7)(8)(9)     2.48%
  Former Chairman of the Board of the
Company and the Bank


Michael J. Levine                             55      1996         2002            45,402(6)(7)(9)        *
  President of Norse Realty Group, Inc.
and Affiliates, a real estate owner and
developer; Partner in Levine and
Schmutter Certified Public Accountants


Hanif Dahya                                   44      1999         2002             5,406(6)(7)(9)        *
  President and Chief Executive Officer of
Farah Ashley Capital, an investment firm;
former principal of Sandler O'Neil and
Partners,  a financial services firm;
formerly  served  as  a  manager  of
mortgage-backed  securities for Union Bank
of  Switzerland and the head of
mortgage finance at LF Rothschild and
Company; Director of CFS Investments New
Jersey, Inc., a subsidiary of the Bank


                                                                Expiration                           Ownership
                                                                of Term as          Shares of           as
            Name and Principal                      Director/    Director/        Common Stock       Percent
           Occupation at Present                     Officer     --------          Beneficially         of
          And for Past Five Years            Age    Since(1)      Officer            Owned(2)        Class(3)
          -----------------------            ---    --------      -------            --------        --------
Executive Officers Who Are
Not Directors


Thomas J. Seery                               55      1976         (12)           104,639(8)(9)(10)     1.15%
  Executive Vice President-Operations
of the Company and Bank; Director and
Chief Executive Officer of CFS
Investments, Inc., Director of CFS
Insurance Agency, Inc., Director and Vice
President of CFS Financial Institute, Inc.

Catherine Califano                            41      1993         (12)                89,754(8)(9)     1.00%
  Senior Vice President-Chief Financial
Officer of the Company and the Bank;
Director and Vice President of Columbia
Resources Corp.; Director of CFS
Investments, Inc.; Director and Vice
President of CFSB Funding, Corp.;
Administrative Trustee of Haven Capital
Trust I and Haven Capital Trust II;
Director and Vice President of Columbia
Preferred Capital Corporation; Director
and Treasurer of CFS Insurance Agency,
Inc., Chief Financial Officer of CFS
Financial Institute, Inc.

Mark A. Ricca                                 42      1998         (12)        40,264(8)(9)(10)(11)       *
  Senior Vice President-Residential and
Consumer Lending and Secretary of the
Company and the Bank; President and
Director of CFSB Funding Corp.; Director
and Secretary of Columbia Resources,
Corp.; Administrative Trustee of Haven
Capital Trust I and Haven Capital Trust
II; President of Columbia Preferred
Capital Corporation; Director and
Secretary of CFS Investments, Inc.;
Director of CFS Insurance Agency, Inc.,
Director and Secretary of CFS Financial
Institute, Inc.; former partner at Ricca &
Donnelly, P.C., a law firm.

All Directors and Executive                   --       --           --           1,133,524(6)(7)(8)     11.54%
Officers of the Company                                                                (9) (10)(11)
as a group (12 persons)


---------------------

* Does not exceed 1.0% of the Company's voting securities.

(1)  Includes  years  of  service  as  director  of  the  Bank,   prior  to  the
     organization of the Company on September 23, 1993.

(2) Each person or relative of such person whose shares are included herein, exercises sole or shared voting or dispositive power as to the shares reported.


(3) Percentages with respect to each person or group have been calculated on the basis of 9,019,911shares of Common Stock outstanding as of the Record Date, plus, in the case of each individual, the number of shares issuable upon exercise of options that are exercisable by the individual within 60 days of the Record Date.


(4)  Mr. Jennings' wife is the first cousin of Mr. Messina.

(5) Mr. Worgul retired as Chairman of the Board of the Company and the Bank on April 22, 1998.


(6) Includes 2,906 shares of restricted stock awarded to each of Messrs. McManus and Dahya under the Amended and Restated Columbia Federal Savings Bank Recognition and Retention Plan for Outside Directors (the "DRP"), as to which each individual has sole voting power but no investment power. Also includes 406 shares of restricted stock awarded to each of Messrs. Fitzpatrick, Sprotte, Worgul and Levine, and Msgr. Hartman under the Haven Bancorp, Inc. 1996 Stock Incentive Plan ("1996 Stock Incentive Plan"),, as to which each individual has sole voting power but no investment power.


(7) Includes 37,194 shares subject to options granted to each of Messrs. Sprotte and Fitzpatrick and 18,602 shares subject to options granted to each of Messrs. Levine and Jennings under the Haven Bancorp, Inc. 1993 Stock Option Plan for Outside Directors ("Directors' Stock Option Plan") which are currently exercisable. Also includes 12,000 shares subject to options granted to each of Messrs. Worgul, Sprotte and Fitzpatrick, 8,000 shares subject to options granted to Messrs. Jennings and Levine, and 20,000 shares subject to options granted to Msgr. Hartman pursuant to the 1996 Stock Incentive Plan, all of which are currently exercisable. Does not include 1,667 shares subject to options granted to each of Messrs. McManus and Dahya under the 1996 Stock Incentive Plan, which are not currently exercisable and will not be exercisable within 60 days of the Record Date.


(8) Includes 198,374, 153,534, 61,266 and 49,192 shares subject to options granted to Messrs. Worgul, Messina and Seery and to Ms. Califano, respectively, pursuant to the Haven Bancorp, Inc. 1993 Incentive Stock Option Plan ("1993 Incentive Option Plan"), all of which are currently exercisable. Includes 65,333, 16,666, 23,500, 32,000 and 23,000 shares subject to options granted to Messrs. Messina, Jennings, Seery and Ricca and to Ms. Califano, respectively, pursuant to the 1996 Stock Incentive Plan, all of which are currently exercisable. Does not include 16,667, 33,334, 5,000, 19,000 and 4,000 options granted to Messrs. Messina, Jennings, Seery and Ricca and Ms. Califano, respectively, under the 1996 Stock Incentive Plan which are not currently exercisable and will not be exercisable within 60 days of the Record Date.

(9) The figures shown include shares held in trust pursuant to the ESOP that were owned as of December 31, 1999 to individual accounts as follows: Mr. Messina, 10,919 shares; Mr. Seery, 8,792 shares; Mr. Ricca, 495; shares and Ms. Califano, 7,878 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 244,365 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Sprotte, Levine, Worgul and Dahya) may be deemed to share investment power and as to which the named executive officers may be deemed to share voting power, thereby causing each such member or executive officer to be deemed a beneficial owner of such shares. Each of the members of the ESOP Committee and the executive officers disclaims beneficial ownership of such shares.

(10) The figures shown include shares held in the Employer Stock Fund of the Bank's Employee 401(k) Thrift Incentive Savings Plan ("Employee Thrift Savings Plan") at December 31, 1999 as to which each person identified has sole voting and investment power as follows: Mr. Messina, 29,848 shares; Mr. Seery, 7,445 shares; and Mr. Ricca, 1,269 shares.

(11) Includes 2,333 shares of restricted stock awarded to Mr. Ricca and 10,000 shares of restricted stock awarded to Mr. Jennings under the 1996 Stock Incentive Plan, as to which each individual has sole voting power but no investment power.

(12) Officers serve until their successors have been duly appointed.

MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors meets monthly and may have additional meetings as needed. During fiscal 1999, the Board of Directors of the Company held twelve regular board meetings and three special meetings. All of the directors of the Company attended at least 75% in the aggregate of the total number of the Company's board meetings held and committee meetings on which such director served during fiscal 1999, except for Messrs. McManus and Dahya who were appointed to the Board of Directors in December 1999.

     The Board of Directors of the Company maintains committees, the nature and composition of which are described below:

     The Audit Committee of the Company and the Bank for fiscal 1999 consisted of Messrs. Fitzpatrick (Chairman), Levine and Sprotte and Msgr. Hartman. This Committee met five times in fiscal 1999. The Audit Committee selects an independent audit firm to be appointed by the Board of Directors and then submitted for stockholder ratification at the Company's Annual Meeting, approves internal audit schedules and reviews internal audit reports.

     The Company's Nominating Committee for the 2000 Annual Meeting consists of Messrs. Sprotte (Chairman), Dahya, Fitzpatrick, Jennings and Levine. The
Committee considers and recommends the nominees for directors to stand for election at the Company's Annual Meeting. The Company's Certificate of Incorporation and Bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely notice in writing to the Secretary of the Company. The stockholder's notice of nomination must contain all information relating to the nominee which is required to be disclosed by the Company's Bylaws and by the Exchange Act. The Nominating Committee met once in preparation for the 2000 Annual Meeting.


     The Compensation Committee for the Company and Bank consists of Messrs. Sprotte (Chairman), Dahya, Levine and Worgul who will be responsible for the 2000 Compensation Committee Report on Executive Compensation. The Compensation Committee is responsible for determining executive compensation. In 1999, the Compensation Committee consisted of Messrs. Sprotte (Chairman), Levine and
Worgul and met twice. Mr. Worgul retired as President of the Company and the Bank on June 30, 1994 and as Chairman of the Board of the Company and the Bank on April 22, 1998.


DIRECTORS' COMPENSATION


     DIRECTORS' FEES. In 1999, directors who were not employees of the Company or the Bank received a retainer of $18,000 a year, one third of which was paid in the form of restricted stock granted pursuant to the 1996 Stock Incentive Plan. The directors who were not employees of the Company or the Bank also received a fee of $1,000 for each Board meeting attended. One third of these fees were paid by the Company. Committee members who were not employees of the Company or the Bank received a fee of $1,500 for each regular and special meeting attended. The Chairman of each Committee received an additional retainer of $1,500 per year. Directors are also eligible for coverage under the Company's health and dental insurance plans in the same manner as employees.

     DIRECTORS' STOCK OPTION PLAN. Under the Directors' Stock Option Plan, each outside director who was not an officer of the Company or the Bank at the time of the Bank's Conversion was granted options to purchase 37,194 shares of Common Stock at an exercise price of $5.00 per share on the date of grant, September 23, 1993. All stock and option grants have been adjusted, where appropriate, to reflect the two-for-one stock split distributed on November 28, 1997 to holders of record as of October 31, 1997. To the extent options for shares are available for grant under the Directors' Stock Option Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such director is qualified and first begins to serve as an outside director. Pursuant to the Directors' Stock Option Plan, effective October 24, 1996, Messrs. Levine and Jennings were each granted options to purchase 18,602 shares of common stock at an exercise price of $13.41 per share, the fair market value on the date of grant. Generally, all options granted under the Directors' Stock Option Plan become exercisable one year after the date of grant and expire ten (10) years after the date of grant. Upon death, disability or retirement of the participant or upon a Change in Control of the Company or the Bank, as defined in the Stock Option Plan, all options previously granted would automatically become exercisable.


     HAVEN BANCORP, INC. 1996 STOCK INCENTIVE PLAN. The Company's stockholders approved the 1996 Stock Incentive Plan at the Annual Meeting held April 24, 1996. On such date, each eligible outside director was granted a non-qualified stock option to purchase 12,000 shares of Common Stock at an exercise price of $12.14 per share. To the extent options for shares are available for grant under the 1996 Stock Incentive Plan, each subsequently appointed or elected outside director will be granted options as of the date on which such outside director is qualified and first begins to serve as an outside director. Effective October 24, 1996, Messrs. Levine and Jennings were each granted non-qualified stock options to purchase 8,000 shares of Common Stock at an exercise price of $13.41 per share, the fair market value on the date of grant. Effective March 25, 1997, Msgr. Hartman was granted non-qualified stock options to purchase 20,000 shares of Common Stock at an exercise price of $17.28, the fair market value on the date of grant. Effective January 3, 2000, Messrs. McManus and Dahya were each granted options to purchase 1,667 shares of common stock at the exercise price of $14.78 per share, the fair market value on the date of grant. All options granted under the 1996 Stock Incentive Plan are exercisable in three equal installments beginning one year after the date of grant and expire ten (10) years after the date of grant. Upon death, disability or retirement of the participant or upon a change in control of the Company or the Bank, all options previously granted would automatically become exercisable.

     Pursuant to the 1996 Stock Incentive Plan, effective as of April 24, 1996 (the "Effective Date") and as of the first business day of each of the first four calendar years beginning after the Effective Date ("Grant Date"), each eligible outside director will be granted a number of shares of restricted stock in lieu of receiving one-third of the annual retainer that would otherwise be paid in cash to such eligible outside director for the calendar year in which the Grant Date occurs. The number of shares of restricted stock to be granted to an eligible outside director on each Grant Date shall be equal to the dollar value of one-third of the eligible outside director's annual retainer for the calendar year in which the Grant Date occurs, divided by the fair market value of a share on the effective date of the grant, disregarding any fractional shares resulting from such calculation. Effective January 1, 1996, each eligible outside director was granted 494 shares in lieu of cash. Messrs. Levine and Jennings were subsequently granted 116 shares on October 24, 1996. Effective January 1, 1997, each eligible outside director was granted 420 shares, in lieu of cash, representing one-third of such director's annual retainer for 1997. Msgr. Hartman, after his election to the Board of Directors, was granted 288 shares in lieu of cash equal to one-third of his portion of the annual retainer for 1997 pro rated for his commencement of service on March 25, 1997. Effective January 1, 1998, January 1, 1999, and January 1, 2000 each eligible outside director was granted 263, 395 and 406 shares, respectively, in lieu of cash, representing one-third of such director's annual retainer for that year.


     DIRECTORS' RECOGNITION AND RETENTION PLAN. Under the DRP, each of the six outside directors serving at the time of the Conversion received awards of 12,398 shares. On October 24, 1996, Messrs. Levine and Jennings were each awarded 6,200 shares. On March 25, 1997, Msgr. Hartman was awarded 4,132 shares. In addition, on January 3, 2000, each of Messrs. McManus and Dahya was granted 2,500 shares. Awards to directors vest in three equal annual installments commencing on the first anniversary of the effective date of the award. Awards will be 100% vested upon termination of employment or service as a director due to death, disability or retirement of the director or following a Change in Control of the Bank or the Company, as defined in the DRP. In the event that before reaching normal retirement, a director terminates service with the Bank or the Company, for any reason other than death or disability, such director will forfeit the director's non-vested awards. When shares become vested and are actually distributed in accordance with the DRP, the recipients will also receive amounts equal to any accrued dividends paid with respect to the shares. Prior to vesting, recipients of awards may direct the voting of the shares allocated to them. Shares not subject to an award will be voted by the trustees of the DRP in proportion to the directions provided with respect to shares subject to an award.

     CONSULTATION AND RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS. Under the Company's Consultation and Retirement Plan for Non-Employee Directors (the "Directors' Retirement Plan"), a director who is not an employee or officer of the Company may be eligible to participate in the Directors' Retirement Plan. Any participant who has served as a director for at least 60 months, has attained age 55 and, after retirement, executes a consulting agreement pursuant to which the participant agrees to provide continuing service to the Bank and the Company, will be eligible to receive monthly retirement benefit payments and continued health benefits under the Directors' Retirement Plan. The annual retirement benefit paid to a participant will be an amount equal to two-thirds of the sum, measured as of the date of retirement, of (i) the amount of retainer fees paid to directors including committee chairmanship retainer fees for committees as to which the participant was chairperson, (ii) the aggregate of the annual Board of Directors committee fees paid to the director based on the number of meetings held by the committees on which the participant served during the calendar year preceding the participant's retirement and (iii) the aggregate of the twelve regular meeting fees of the Board of Directors. If a director terminates or is terminated within one year of a Change in Control, as defined in the Directors' Retirement Plan, he shall be deemed to have thirty-six (36) additional months of service and three (3) additional years of age for purposes of determining his eligibility to receive retirement benefits under the Directors' Retirement Plan. If there is a Change in Control, an eligible director may elect to receive his retirement benefit payment in one lump sum.

EXECUTIVE COMPENSATION

     The report of the Compensation Committee and the stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION. Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the chief executive officer and such other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the joint Compensation Committee of the Company and Bank (the "Compensation Committee"), at the direction of the Board of Directors, has prepared the following report for inclusion in the proxy statement. The members of the 1999 Compensation Committee were Messrs. Sprotte (Chairman), Levine and Worgul. The Compensation Committee met twice during fiscal year 1999.

     The Compensation Committee is responsible for establishing the compensation levels and benefits of executive officers of the Bank and the Company. The Compensation Committee establishes compensation on a calendar year basis and was responsible for compensation decisions in 1999.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS. The compensation of the Chief Executive Officer and other executive officers consists of base salary, bonus, stock options, restricted stock awards, pension and fringe benefits. Base salary levels are generally within a range consistent and competitive with that of other institutions that are similar to the Bank in asset size, function and geographical markets. The institutions used to compare salaries are not necessarily the same as those which make up the peer group used in the stock performance graph. At a meeting held in February 1999, the Compensation Committee recommended, and the Board of Directors approved, that salaries of the Chief Executive Officer and other executive officers be maintained at 1998 levels. This decision was based on a comparison of compensation levels and financial performance of the Company to the custom peer group as set forth in the SNL Executive Compensation Review For Thrift Institutions 1999 (the "SNL Compensation Review").

     The Compensation Committee may authorize the payment of incentive awards to the Chief Executive Officer and other executive officers consisting of bonus, stock options and/or stock awards. Stock options and stock awards made under the compensation plans maintained by the Company serve as a long-term incentive by linking executive compensation with the interests of the Company's stockholders. Stock-based compensation is designed to retain employees and build loyalty while promoting stockholder value. In determining the payment and amount of incentive awards, the Compensation Committee reviews key financial ratios of the Company and pre-defined levels of achievement. The Compensation Committee may also, at its discretion, utilize additional relevant performance information. At its meeting in February 1999, recognizing the contribution of the Chief Executive Officer and the other executive officers to the growth and profitability of the Company in the preceding year, the Compensation Committee awarded stock options to the Chief Executive Officer and Named Executive Officers (as defined below). In addition, in March 1999, the Board of Directors awarded Mr. Jennings restricted stock and stock options under the 1996 Stock Incentive Plan, in recognition of his being named Executive Vice President and Assistant to the President of the Company.

     CHIEF EXECUTIVE OFFICER. The compensation of the Chief Executive Officer during 1999 consisted of the same elements as for other executive officers. Mr. Messina's base salary remained at $600,000 for fiscal year 1999 and Mr. Messina did not receive a bonus for fiscal year 1999. In reaching this decision, the Compensation Committee reviewed the SNL Compensation Review, including profitability, efficiency and financial performance, as well as compensation paid to chief executive officers of its custom peer group as reflected in the SNL Compensation Review. The Compensation Committee elected not to award a salary increase or bonus to Mr. Messina in recognition of the challenges that faced the Company in 1999 and the environment in which it was operating even though the Company's results for 1999 were significantly better than in prior years. Mr. Messina was awarded 25,000 stock options under the 1996 Stock Incentive Plan in recognition of his contribution to the growth and profitability of the Company in 1998.

     The grants and awards for the Chief Executive Officer and the grants and awards for Named Executive Officers (as defined below) are reflected in the Summary Compensation Table.

                             COMPENSATION COMMITTEE:
                                      1999

                                Robert M. Sprotte
                                Michael J. Levine
                                George S. Worgul

                               BOARD OF DIRECTORS:
                                      1999

     Michael J. Fitzpatrick     Msgr. Thomas J. Hartman     George S. Worgul
     Robert M. Sprotte          Philip S. Messina           Michael J. Levine
     William J. Jennings II     Michael A. McManus, Jr.     Hanif Dahya


     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During the 1999 fiscal year, there were no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of the Company and corporations with respect to which such persons are affiliated, or otherwise. See "Transactions With Certain Related Persons," below.

     STOCK PERFORMANCE GRAPH. The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock assuming reinvestment of dividends, with the cumulative total return of companies in the Nasdaq Stock Market and in the SNL Thrift Index for the period beginning on December 31, 1994 through December 31, 1999.

         COMPARISON OF CUMULATIVE TOTAL RETURN AMONG HAVEN BANCORP, INC.
             COMMON STOCK, NASDAQ U.S. INDEX AND SNL THRIFT INDEX**
                      DECEMBER 31, 1994 - DECEMBER 31, 1999
                               HAVEN BANCORP, INC.

  [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL]

                                                                 PERIOD ENDING
                           -------------------------------------------------------------------------------------------
          Index              12/31/94        12/31/95       12/31/96       12/31/97        12/31/98       12/31/99
----------------------------------------------------------------------------------------------------------------------
Haven Bancorp, Inc.           100.00          179.06         222.46         355.38          240.65         252.71
NASDAQ-Total US*              100.00          141.33         173.89         213.07          300.25         542.43
SNL Thrift Index              100.00          155.74         202.92         345.28          303.68         248.07

NOTES:
     A. THE LINES REPRESENT INDEX LEVELS DERIVED FROM COMPOUNDED DAILY RETURNS THAT INCLUDE ALL DIVIDENDS.
     B. THE INDEXES ARE REWEIGHTED DAILY, USING THE MARKET CAPITALIZATION ON THE PREVIOUS TRADING DAY.
     C. IF THE INTERVAL, BASED ON THE FISCAL YEAR-END, IS NOT A TRADING DAY, THE PRECEDING TRADING DAY IS USED.
     D.   THE INDEX LEVEL FOR ALL SERIES WAS SET TO $100.00 ON 12/31/94.

    ** SNL SECURITIES L.C. (C) 2000

*SOURCE: CRSP, CENTER FOR RESEARCH IN SECURITY PRICES, GRADUATE SCHOOL OF BUSINESS, THE UNIVERSITY OF CHICAGO 1999.

     USED WITH PERMISSION. ALL RIGHTS RESERVED. CRSP.COM.

     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by the Company and/or Bank for services during the fiscal years ended December 31, 1999, 1998 and 1997, to the Chief Executive Officer and the five other highest paid executive officers (the "Named Executive Officers") of the Company and/or the Bank who each received total salary and bonus in excess of $100,000 in 1999.

                                                                                   Long Term Compensation
                                                                            -----------------------------------
                                             Annual Compensation                      Awards            Payouts
                                    --------------------------------------- -------------------------- --------
                                                                 Other      Restricted    Securities
                                                                Annual         Stock      Underlying     LTIP         All Other
    Name and Principal                Salary       Bonus     Compensation     Awards     Options/SARs   Payouts     Compensation
         Position            Year      ($)        ($)(1)        ($)(2)        ($)(3)        (#)(4)      ($)(5)         ($)(6)
-------------------------   ------  ------------  --------  --------------- ------------ ------------- ---------   ---------------

Philip S. Messina            1999  613,846(7)          --        1,121          --          25,000        --             16,655
Chief Executive Officer      1998     578,365          --        1,800          --              --        --             39,370
                             1997     450,481     125,000        2,999          --              --        --             32,317


William J. Jennings (8)      1999  191,346(7)          --        2,367        200,160       50,000        --              1,200
President                    1998          --          --           --          --              --        --                 --
                             1997          --          --           --          --              --        --                 --


Thomas J. Seery              1999     194,385          --          450          --           7,500        --             15,611
Executive Vice President-    1998     184,808          --          900          --              --        --             38,763
Operations                   1997     151,607      40,000        1,500          --              --        --             29,022


Catherine Califano           1999     189,269          --          450          --           6,000        --             14,775
Senior Vice President and    1998     181,538          --          900          --              --        --             38,538
Chief Financial Officer      1997     159,519      40,000        1,500          --              --        --             31,271

Mark A. Ricca (9)            1999  180,538(7)      10,000        1,329          --           6,000        --             14,202
Senior Vice President -      1998          --          --           --          --              --        --                 --
Residential and Consumer     1997          --          --           --          --              --        --                 --
Lending

Gerard H. McGuirk(10)        1999     194,385          --          450          --           5,000        --             14,775
Executive Vice President     1998     186,539          --          750          --              --        --             38,133
and Chief Lending Officer    1997     164,823      40,000        1,500          --              --        --             30,901

     --------------------------
     (1) Bonus shown for the years 1997 through 1999 consists of cash payments made pursuant to the Company's incentive compensation plan awarded for the performance achievements of the Named Executive Officers during the corresponding fiscal year.

     (2) The amounts listed for 1997 through 1999 include dividends received on restricted stock granted under the 1996 Stock Incentive Plan which are distributed when paid, even if prior to the vesting of restricted stock, and, for Messrs. Messina, Jennings and Ricca, interest earned on deferred compensation under the Company's Key Executive Deferred Compensation Plan (the "Deferred Compensation Plan").

     (3) Pursuant to the 1996 Stock Incentive Plan, Mr. Jennings was granted an award of 15,000 shares of restricted stock on March 29, 1999, which award vests in three annual installments commencing on March 29, 2000. Subsequent to the date shares of restricted stock are awarded and prior to the date such awards vest, the recipient is entitled to receive cash dividends declared and paid with respect to such shares of restricted stock. The dollar amount in the table for 1999 is based upon the closing market price of $13.344 per share of Common Stock on March 29, 1999, as reported on the Nasdaq National Market System.

     (4) Includes options awarded under the Company's 1996 Stock Incentive Plan. For a discussion of the terms of the grants and vesting of options, see the footnote accompanying Fiscal Year End Option/SAR Values Table.

     (5)  The  Company  does  not  maintain  long-term   incentive  plans,  and,
          therefore, there were no payments under such plans for fiscal years ending 1999, 1998 or 1997.

     (6) Amounts represent life insurance premiums paid by the Bank with respect to Messrs. Messina, Jennings, Seery, Ricca and McGuirk and Ms. Califano. Amounts for 1999 include the dollar value of an allocation of Common Stock made to the Named Executive Officer's account under the ESOP during 1999, with respect to the plan year ending December 31, 1998. Based on the closing market price of the Common Stock on December 31, 1998 of $15.41 per share, the market value of such allocation was $10,155 with respect to each of Messrs. Messina, Seery and McGuirk, $7,702 with respect to Mr. Ricca and $10,155 with respect to Ms. Califano. The allocations to be made under the ESOP for the plan year ended December 31, 1999 have not yet been determined. The matching contributions under the Employee Thrift Savings Plan for 1999 for Messrs. Messina, Seery, Ricca and McGuirk and Ms. Califano were $5,000, $3,956, $5,000, $3,120 and $3,120, respectively.

     (7) Includes $20,000, $11,266 and $5,455 of compensation deferred by Messrs. Messina, Jennings and Ricca, respectively, under the Deferred Compensation Plan.

     (8) Mr. Jennings served as Consultant to the Company and the Bank from January 1999 through March 1999. From April 1999 through December 21, 1999, Mr. Jennings served as Executive Vice President and Assistant to the President. On December 22, 1999, Mr. Jennings was appointed President and Chief Operating Officer of the Company and the Bank.

     (9) Effective March 1, 1999, Mark A. Ricca, Esq., General Counsel for the Company and the Bank was appointed to serve as the Secretary and Compliance Officer of the Company and the Bank. On December 22, 1999, Mr. Ricca was named head of the Residential and Consumer Lending Division of the Bank.

     (10) Mr. McGuirk resigned from the Company and the Bank effective January 3, 2000. Mr. McGuirk's 1999 option grant was forfeited on such date.


     EMPLOYMENT AGREEMENT. The Company entered into an employment agreement with Mr. Messina, effective as of November 22, 1999, which restated, modified and superseded the Employment Agreements between the Company and Mr. Messina dated November 18, 1994 and September 21, 1995, and the associated Amendatory Agreement dated May 28, 1997 ("Company Employment Agreement"). In addition, the Bank and Mr. Messina entered into a Termination of the Bank Employment Agreement whereby Mr. Messina's Employment Agreement with the Bank, effective as of May 28, 1997 (the "Bank Employment Agreement") was terminated. The restatement of Mr. Messina's Company Employment Agreement and termination of his Bank Employment Agreement has the effect of setting forth in one agreement the terms of Mr. Messina's employment with the Company and with the Bank. The Company Employment Agreement is intended to memorialize the terms of Mr. Messina's employment and to secure the continued availability of his services to the Company and the Bank with a minimum of personal distraction in the event of a proposed or threatened change in control of the Company or the Bank. The continued success of the Company and the Bank depends to a significant degree on Mr. Messina's skills and competence.

     The Company Employment Agreement provides for a three-year term, and beginning on its effective date, the term of the Company Employment Agreement is automatically extended for one day each day, such that the remaining term is always three years, unless and until either the Board of Directors or Mr. Messina provides written notice to the other party of an intention not to extend the term, at which time the remaining term will be fixed at three years from the date of the written notice. The Company Employment Agreement provides that Mr. Messina will receive an aggregate base salary from the Company and the Bank at an initial annual rate of $600,000, which will be reviewed annually by the Board of Directors of the Company. Mr. Messina's current aggregate base salary under the Company Employment Agreement is $600,000.

     In addition to base salary, the Company Employment Agreement provides for, among other things, disability pay, participation in stock plans and other employee benefit plans, fringe benefits applicable to executive personnel and supplemental retirement benefits to compensate the executive for the benefits that such executive cannot receive under the tax-qualified employee benefit plans maintained by the Company and the Bank due to the limitations imposed on such plans by the Internal Revenue Code of 1986, as amended (the "Code"). The Company Employment Agreement also provides that the Company will indemnify Mr. Messina during the term of the Company Employment Agreement and for a period of six years thereafter against any costs, liabilities, losses and exposures for acts and omissions in connection with his service as an officer or director of the Company and the Bank, to the fullest extent allowable under federal and Delaware corporate law.

     The Company Employment Agreement provides for the termination of Mr. Messina's employment by the Company or the Bank for cause at any time. Under the Company Employment Agreement, in the event the Company or the Bank chooses to terminate Mr. Messina's employment for reasons other than for cause, or in the event of his resignation from the Company or the Bank following: (i) a failure to re-elect or re-appoint Mr. Messina to his current offices; (ii) a material breach of the Company Employment Agreement by the Company; or (iii) a Change of Control, as defined in the Company Employment Agreement, the executive or, in the event of his death, his estate, would be entitled to, in addition to any earned wages or benefits due, a payment equal to the salary payable or due during the remaining term of the Company Employment Agreement, the other cash compensation and benefits or present value of such benefits that he would have accrued or received if he had remained employed by the Company during the remaining unexpired term of the Company Employment Agreement, and continued life, health, dental, accident and disability insurance coverage for the remaining unexpired term of the Company Employment Agreement. In the event that the executive's termination of employment occurs following a Change of Control, the insurance coverage described above will be provided for the executive's lifetime and he shall also be entitled to receive continued fringe benefits and perquisites for the remaining unexpired term of the Company Employment Agreement and a payment equal to the difference between the value of his normal and supplemental retirement benefits and an unreduced early retirement benefit commencing at age 55. Payments made to Mr. Messina under the Company Employment Agreement upon a change in control may constitute an "excess parachute payment" as defined under Section 280G of the Code, which may result in the imposition of an excise tax on Mr. Messina and the denial of federal income tax deductions for such excess amounts for the Company. Under the Company Employment Agreement, the Company will indemnify Mr. Messina for such excise taxes and any additional income, employment and excise taxes imposed as a result of such indemnification. In the event that Mr. Messina is terminated for reasons other than for cause, or in the event of his resignation from the Company or the Bank following one of the events described above, the estimated value of the payments Mr. Messina will
receive under the Company Employment Agreement is approximately $         ,  not
including the value of vested and accrued benefits under the Bank's and the Company's compensation and benefits plans that would be payable regardless of the reason for Mr. Messina's termination or the value of the golden parachute excise tax indemnification payment (if any) if termination occurs upon or following a Change of Control.


     The Company Employment Agreement provides that any compensation or benefits provided to Mr. Messina by the Bank and any other direct or indirect subsidiary of the Company for services performed, shall be applied to offset the obligations of the Company under the Company Employment Agreement, it being intended that the Company Employment Agreement set forth the aggregate compensation and benefits payable to Mr. Messina for all services performed for the Company, the Bank and all of the Company's direct or indirect subsidiaries.


     CHANGE IN CONTROL AGREEMENTS. To secure the continued availability of the services of the Named Executive Officers in the event of a threatened or actual change in ownership or control, the Bank and the Company have entered into separate Change in Control Agreements with Messrs. Jennings, Seery and Ricca and Ms. Califano. Each Change in Control Agreement with the Bank provides for a two-year term, and commencing on the first anniversary of the date of the Change in Control Agreement and continuing on each anniversary thereafter, the Change in Control Agreement may be extended by the Board of Directors of the Bank for an additional year such that the remaining term of the Bank's Change in Control Agreement shall be two years. Each Change in Control Agreement with the Company provides for a three-year term which automatically extends for one day each day, such that the term will always be three years, until either the Board of Directors of the Company or the executive provides written notice of an intention not to extend the term of the Change in Control Agreement. Each Change in Control Agreement provides that at any time following a Change in Control, as defined in the Change in Control Agreements, of the Company or the Bank, if the Company or the Bank terminates the executive's employment within six (6) months prior to or twelve (12) months after a Change in Control for any reason other than for cause or, in the case of the Bank's Change in Control Agreement, if the executive voluntarily resigns following demotion, loss of title, office or significant authority, a reduction in compensation, or a relocation of the employee's principal place of employment and, in the case of the Company's Change in Control Agreement, if the executive resigns during the thirteenth month following a Change in Control without regard as to whether a change in status, compensation or working conditions or location has occurred, then the executive or, in the event of death, the executive's estate or beneficiaries, as the case may be, would be entitled to receive a payment equal to the salary, bonus and benefits, and perquisites in the case of the Company's Change in Control Agreements, that the employee would have accrued or received if his or her employment continued for the remaining unexpired term of the Change in Control Agreement. The Change in Control Agreements with the Company provide that the Company will indemnify the executive for any excise taxes imposed on "excess parachute payments" deemed made to the executive under Section 280G of the Code and for any additional income, employment and excise taxes imposed as a result of such indemnification. Payments to be made under the Company's Change in Control Agreement with each executive officer will be offset by any payments to be made under the Bank's Change in Control Agreement with such executive. The Company guarantees payments to the executive under the Bank's Change in Control Agreement if the Bank does not pay payments or benefits. The estimated value of the Change in Control Agreements in the event of the executives' termination of
employment following a Change in Control is approximately $        , $         ,
$         and $         for Messrs.  Jennings, Seery and Ricca and Ms. Califano,
respectively, not including the value of vested and accrued benefits under the Bank's and the Company's compensation and benefits plans that would be payable regardless of the reason for the executives' termination or the value of the golden parachute excise tax indemnification payment (if any) if termination occurs upon or following a Change in Control.


     INCENTIVE STOCK OPTION PLAN AND 1996 STOCK INCENTIVE PLAN. The Company maintains the Incentive Stock Option Plan (established in 1993) and the 1996 Stock Incentive Plan, which provide discretionary awards to officers and key employees as determined by a committee of disinterested directors who administer the plans.

     The following table provides certain information with respect to the grants of stock options made during the fiscal year ended December 31, 1999 to each of the Named Executive Officers. The table discloses the gain that would be realized if the stock options granted to the individuals listed were exercised when the Company's stock price had appreciated by the percentage rates indicated from the market price on the date of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         Potential Realized Value at
                                                                                        Assumed Annual Rates of Stock
                                                                                           Price Appreciation for
                                  Individual Grants                                              Option Term
----------------------------------------------------------------------------------      -----------------------------
                              Number of       % of Total
                              Securities     Options/SARs
                              Underlying      Granted to     Exercise
                              Options/SARs   Employees in    or Base
                               Granted       Fiscal Year      Price     Expiration
                                (#)(1)           (%)          ($/Sh)        Date           5% ($)           10%($)
                              ------------   -------------   ---------  ----------      -------------     -----------


Philip S. Messina               25,000           12.00       13.937      3/01/09        219,123             555,300
William J. Jennings II          50,000           25.00       13.344      3/29/09        419,598           1,063,345
Thomas J. Seery                  7,500            4.00       13.937      3/01/09         65,737             166,590
Catherine Califano               6,000            3.00       13.937      3/01/09         52,589             133,272
Mark A. Ricca                    6,000            3.00       13.937      3/01/09         52,589             133,272
Gerard H. McGuirk                5,000            2.00       13.937      1/03/00(2)        N/A(2)            N/A(2)

------------------------
(1) The options were granted under the 1996 Stock Incentive Plan and become exercisable in three equal installments commencing March 1, 2000 for Messrs. Messina, Seery and Ricca and Ms. Califano, and March 29, 2000 for Mr. Jennings. All options were granted in tandem with Appreciation Rights which provide that, in the event of a Change in Control, as defined in the 1996 Stock Incentive Plan, the Named Executive Officer may, in lieu of exercising an option, surrender such option and receive a payment in cash, on a per share basis, equal to the difference between the exercise price per share and the greater of (i) the highest price paid per share of the Company's Common Stock by any person who initiated or sought to effect the Change in Control during the one year period ending on the date of the Change in Control or (ii) the average Fair Market Value per share as defined in the 1996 Stock Incentive Plan over the last ten trading days preceding the date of exercise of the Appreciation Right.

(2) Mr. McGuirk's options were forfeited upon his resignation from the Company, effective January 3, 2000.

     The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1999. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.


                        FISCAL YEAR END OPTION/SAR VALUES

                                                              Number of Securities           Value of Unexercised
                                                             Underlying Unexercised      In-the-Money Options/SARs at
                                                                  Options/SARs                      Fiscal
                                                             at Fiscal Year End (#)            Year End ($)(1)
                                                             -----------------------     ----------------------------

                          Shares Acquired      Value
                            On Exercise       Realized
          Name                  (#)             ($)        Exercisable   Unexercisable    Exercisable   Unexercisable
----------------------    ----------------   ------------  ------------  -------------    -----------   -------------

Philip S. Messina                --              --          210,534         25,000        1,689,107        36,730
William J. Jennings II           --              --           26,602         50,000           53,204       103,110
Thomas J. Seery                  --              --           82,266          7,500          671,200        11,019
Catherine Califano               --              --           70,192          6,000          406,755         8,815
Mark A. Ricca                    --              --           32,000         19,000            2,937         5,875
Gerard H. McGuirk                --              --           62,754           --            329,354           --

---------------------

(1) Messrs. Messina and Seery and Ms. Califano have 148,780, 59,512 and 7,438 options respectively, with an exercise price of $5.00. Ms. Califano and Mr. McGuirk each has 40,000 options with an exercise price of $8.47. Mr. Messina has 61,754 options and each of Messrs. Seery and McGuirk and Ms. Califano has 22,754 options with an exercise price of $13.125. Mr. Jennings has 26,602 options with an exercise price of $13.406 and 50,000 options with an exercise price of $13.344. Messrs. Messina, Seery and Ricca and Ms. Califano have 25,000, 7,500, 6,000 and 6,000 options, respectively, with an exercise price of $13.937. Mr. Ricca has 45,000 options with an exercise price of $25.875. At December 31, 1999, the closing price of the Common Stock of the Company was $15.406.

     DEFINED BENEFIT PLAN. The Bank maintains the CFS Bank Retirement Income Plan, a non-contributory defined benefit pension plan (the "Retirement Plan"). The Retirement Plan was frozen effective as of June 30, 1996. Since the date the Retirement Plan was frozen, no new employees have participated in this program and employees participating in the Retirement Plan when frozen have not been credited with additional years of service.

     The following table indicates the annual retirement benefit that would be payable as of December 31, 1999 under the Retirement Plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit (single life annuity), assuming various specified levels of average annual compensation and various specified years of credited service.

      Average          10 Years       15 Years        20 Years        25 Years         30 Years          35 Years
      Annual         of Credited     of Credited     of Credited     of Credited      of Credited       of Credited
   Compensation         Service         Service         Service         Service          Service         Service(1)
   ------------      -----------     -----------     -----------     -----------      -----------       -----------

     125,000             22,175          33,262          44,349          55,436          66,524            66,524
     150,000             27,425          41,137          54,849          68,561          82,274            82,274
     160,000             29,525          44,287          59,049          73,811          88,574            88,574
     175,000(2)          32,675          49,012          65,349          81,686          98,024            98,024
     200,000(2)          37,925          56,887          75,849          94,811         113,744           113,774
     250,000(2)          48,425          72,637          96,849         121,061         145,274(3)        145,274(3)
     300,000(2)          58,925          88,387         117,849         147,311(3)      176,774(3)        176,774(3)
     400,000(2)          79,925         119,887         159,849(3)      199,811(3)      239,774(3)        239,774(3)
     450,000(2)          90,425         135,637(3)      180,849(3)      226,061(3)      271,274(3)        271,274(3)
     500,000(2)         100,925         151,387(3)      201,849(3)      252,311(3)      302,774(3)        302,774(3)

----------------------
(1) Maximum amount of service credited for purposes of the Retirement Plan is 30 years.

(2) Annual retirement benefits shown in the table above reflect the current Retirement Plan formula and the Social Security Wage Base in effect during 1996, the year the plan was frozen. Under Section 401(a)(17) of the Code, for plan years beginning in 1994 through 1996, a participant's compensation in excess of $150,000 (as adjusted to reflect cost-of-living increases) was disregarded for purposes of determining average annual earnings. This limitation was increased to $160,000 for plan years beginning 1997 - 1999. For plan year 2000, this limit has increased to $170,000. The amounts shown in the table include the supplemental retirement benefit payable to Mr. Messina under his Company Employment Agreement to compensate for the elimination on includible compensation.


(3) These are hypothetical benefits based upon the Retirement Plan's normal retirement benefit formula. The maximum benefit permitted under Section 415 of the Code in 1996 was $120,000, $125,000 for 1997; $130,000 for 1998; and
     $130,000 for 1999. The maximum benefit permitted under Section 415 of the Code increased to $135,000 for 2000. The amounts shown in the table reflect the supplemental retirement benefits payable to Mr. Messina under his Company Employment Agreement to compensate for the limitation on annual benefits.

     The following table sets forth the years of credited service (i.e., benefit service) as of June 30, 1996 for each of the following executive officers.

                                                     Credited Service
                                                     ----------------
                                               Years                     Months
                                               -----                     ------

Philip S. Messina.........................       32                          2
Thomas J. Seery...........................       21                         11
Catherine Califano........................        3                          1
Gerard H. McGuirk ........................        2                         11

--------------------


     KEY EXECUTIVE DEFERRED COMPENSATION PLAN. The Deferred Compensation Plan is an unfunded deferred compensation program that permits employees to defer the receipt of part of their compensation, generally, until the termination of their employment with the Company and its affiliated companies. An employee is eligible to participate in the Deferred Compensation Plan, if, among other things, the employee's compensation equals or exceeds minimum compensation levels. For 1999, the minimum eligible compensation under the Deferred Compensation Plan was $100,000. The amount of the deferral is the lesser of 10% of annual compensation and $20,000. In general, amounts deferred under the Deferred Compensation Plan (and earnings on those amounts) are distributed within thirty (30) business days after termination of employment with the Company for any reason. Accounts under the Deferred Compensation Plan are credited with interest for each calendar year based on the rate paid for one (1) year Certificates of Deposits purchased in New York State from CFS Bank on the last business day of the immediately preceding year. For 1999, the interest rate paid on amounts deferred under the Deferred Compensation Plan was 5.65%. Participants in the Deferred Compensation Plan are immediately 100% vested on all amounts deferred (as adjusted for interest). If employment is terminated for Cause, as defined in the Deferred Compensation Plan, a participant will forfeit 40% of any amount credited or to be credited to his or her account as interest. In general, all distributions from the Deferred Compensation Plan are made in one lump sum. In the event of death of a participant before the participant receives benefits under the Deferred Compensation Plan, payment is made to the participant's designated beneficiary. If no beneficiary is designated or no designated beneficiary survives the participant, benefits are paid to the surviving spouse or to the representative of the estate. Distributions may be made in cases of unforeseeable emergency, as defined under Section 457 of the Code.


     EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT. The Bank has entered into an agreement to provide supplemental retirement benefits for Mr. Worgul ("Executive"). The agreement is unfunded. As of December 31, 1996, the Company has accrued the entire $1.2 million liability under the unfunded agreement. All obligations arising under the agreement are payable from the general assets of the Bank. However, the Bank is responsible for the payment of premiums on an insurance policy, which would reimburse the Bank for the payments due under the agreement in the event of the Executive's death. The agreement provides for an annual retirement benefit of $120,000 for 10 years after retirement upon reaching the normal retirement age contained in the Retirement Plan. In the event of a change in ownership of the Bank after retirement but prior to the payment of the entire benefit or in the event of the Executive's death after retirement, any unpaid benefit shall be paid in a lump sum to the Executive or the Executive's estate.

     TRANSACTIONS WITH CERTAIN RELATED PERSONS. The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with the other persons and must not involve more than the normal risk of repayment or present other unfavorable features.

     Michael J. Levine, a director since 1996, has an equity interest in one company that had a commercial real estate loan outstanding with the Bank in 1999, which loan was made prior to the time Mr. Levine became a director. The Board of Directors, at a meeting held December 17, 1997, approved extending the maturity of that loan by ten years at a market interest rate, with no additional funds advanced. At a meeting of the Bank's Board held on October 20, 1999, the Board subsequently approved modifying the prepayment provision of the loan, for which a fee was paid to the Bank. At a meeting of the Board of Directors held February 18, 1998, a loan on Mr. Levine's primary residence in the amount of $200,000 was approved by the Board of Directors. The largest aggregate outstanding balance of these loans in 1999 was approximately $12.9 million. At December 31, 1999, the aggregate balance outstanding for all loans in which Mr. Levine has an equity interest was approximately $12.9 million. The loans to such entities were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

     Mr. Ricca was a partner at Ricca & Donnelly, P.C., a law firm, prior to joining the Company in April 1998. Mr. Ricca's brother was, and continues to be, the managing partner at Ricca & Donnelly, P.C. The Company paid Ricca & Donnelly, P.C. approximately $103,000 for legal services provided in 1999. The Company believes that these services and payments were on terms substantially similar to those available from non-affiliated parties.


     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Section 16(a) of the Exchange Act requires that the Company's directors and executive officers, and any person holding more than ten percent of the Company's common stock, file with the SEC reports of ownership and changes in ownership, and that such individuals furnish the Company with copies of the reports.

     Based solely on the Company's review of the copies of such reports that the Company has received, or written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them.


                     PARTICIPANTS IN THE PROXY SOLICITATION

     GENERAL. Under the proxy solicitation rules of the Exchange Act, each of the Company's directors and executive officers may each be deemed to be a "participant" in our solicitation of proxies. Information about principal occupations of directors and executive officers is set forth under the section "Proposal 1 - Election of Directors - Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers." Information about the present ownership of the Common Stock by each participant, including the right to acquire shares of Common Stock is set forth under that same section. Information about Mr. Messina's employment agreement is set forth under the section "Proposal 1 - Election of Directors - Executive Compensation - Employment Agreement." Information about transactions between the Company and directors and executive officers is set forth under the section "Proposal 1 - Election of Directors - Transactions with Certain Related Persons." For the purpose of this proxy statement, the business address of each participant is 615 Merrick Avenue, Westbury, New York 11590. The following sets forth certain additional information about each participant required to be disclosed under the Exchange Act.

     Transactions in the Company's Securities in the Last Two Years. Listed below are the only purchases and sales of Common Stock by each participant since January 1, 1998. This table does not include information with respect to stock option grants and awards of restricted stock made under the Company's Stock Option Plans. See "Proposal 1 - Election of Directors - Information with Respect to the Nominees, Continuing Directors and Certain Executive Officers" and the table "Option/SAR Grants in Last Fiscal Year" for stock option grants and awards of restricted stock.



                                 Number of Shares
           Name                   Purchased (Sold)           Date of Transaction
           ----                   ----------------           -------------------


George S. Worgul                       (4,000)                     3/21/00
Philip S. Messina                       1,000                      2/24/00
Michael A. McManus, Jr.                 2,000                      2/16/00
Michael A. McManus, Jr.                 2,000                      2/11/00
William J. Jennings II                  7,500                       2/4/00
William J. Jennings II                  1,000                       2/3/00
William J. Jennings II                  1,500                       2/2/00
Philip S. Messina                       1,000                       2/2/00
Michael A. McManus, Jr.                 1,000                     12/15/99
Michael A. McManus, Jr.                 1,000                      12/3/99
Msgr. Thomas J. Hartman                 1,000                     10/27/99
Michael A. McManus, Jr.                 1,000                     10/26/99
Michael A. McManus, Jr.                 2,000                     10/19/99
Hanif Dahya                            (2,500)                      8/2/99
George S. Worgul                       (4,046)                     3/19/99
George S. Worgul                      (11,300)                     3/18/99
Philip S. Messina                       2,000                       9/9/98
Michael J. Levine                       1,000                       9/1/98
Philip S. Messina                       1,800                      8/13/98
Philip S. Messina                         200                      8/12/98
Michael J. Levine                       1,000                       8/4/98
Hanif Dayha                             3,000                       7/9/98

Hanif Dahya                             2,000                      07/8/98
Michael J. Levine                       1,000                       5/1/98
Philip S. Messina                       2,000                      4/27/98
George S. Worgul                       (6,445)                      4/1/98
George S. Worgul                      (15,000)                     3/31/98
George S. Worgul                         (513)                     3/30/98
George S. Worgul                       (4,000)                     3/27/98

     The following directors and executive officers each own one share beneficially and of record of 10.50% Noncumulative Series A Preferred Stock of Columbia Preferred Capital Corporation, a subsidiary of the Company: Philip S. Messina, Msgr. Thomas J. Hartman, Robert M. Sprotte, Michael Fitzpatrick, William J. Jennings II, George S. Worgul, Michael J. Levine, Thomas J. Seery, Catherine Califano and Mark A. Ricca.

     The following directors and executive officers, own shares beneficially and of record of 10.25% Capital Securities of Haven Capital Trust II, a subsidiary of the Company, as follows: William J. Jennings, II owns 15,000 shares; Robert
M. Sprotte owns 5,000 shares; and Philip S. Messina, Msgr. Thomas J. Hartman, Michael J. Levine, Catherine Califano and Mark A. Ricca own 2,500 shares.


     OTHER INFORMATION. Except as disclosed elsewhere in this proxy statement, to the knowledge of the Company, no participant (1) owns of record any securities of the Company that are not also beneficially owned by them; (2) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, or the giving or withholding of proxies; (3) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (4) beneficially owns any securities of the Company that are not owned of record; or (5) borrowed any funds to purchase any securities. Except as disclosed elsewhere in this proxy statement, to the knowledge of the Company, no participant has any arrangement or understanding with any person (1) with respect to future employment by the Company or any of its affiliates or (2) with respect to any future transaction to which the Company or any of its affiliates will or may be a party.

                                   PROPOSAL 2
                           RATIFICATION OF APPOINTMENT
                             OF INDEPENDENT AUDITORS

     KPMG LLP were the Company's independent auditors for the fiscal year ended December 31, 1999. The Company's Board of Directors has reappointed KPMG LLP to continue as independent auditors for the Bank and the Company for the year ending December 31, 2000, subject to ratification of such appointment by the stockholders.

     A representative of KPMG LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders present at the Annual Meeting.

     Ratification of the appointment of KPMG LLP as independent auditors of the Company requires the affirmative vote of a majority of the votes cast. Abstentions will have the effect as a vote against this proposal while broker non-votes will have no effect on the vote for this proposal.

     UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED BLUE PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF
         THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE
                                    COMPANY.

                                   PROPOSAL 3

                            ADJOURNMENT AUTHORIZATION

     The Board of Directors seeks the authorization of the stockholders of the Company to postpone or adjourn the Annual Meeting once called to order to another time and/or place for the purpose of soliciting additional proxies, if necessary (the "Adjournment Authorization"). The Company may seek such a postponement or adjournment of the Annual Meeting in order to solicit additional votes in favor of the Company's nominees for election as directors in the event that such nominees have not received the requisite affirmative vote of stockholders at the Annual Meeting.

     The Adjournment Authorization requires the affirmative vote of a majority of the votes cast. Abstentions will have the effect as a vote against this proposal while broker non-votes will have no effect on the vote for this proposal.

     Unless marked to the contrary, the shares represented by the enclosed BLUE PROXY CARD, if executed and returned, will be voted FOR the Adjournment Authorization.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADJOURNMENT AUTHORIZATION.


                             ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS

     To be considered for inclusion in the proxy statement and proxy relating to the Annual Meeting of Stockholders to be held in 2001, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the first page of this Proxy Statement, not later than December 7, 2000. Any such proposal will be subject to applicable laws, rules and regulations, including 17 C.F.R. ss. 240.14a-8 of the Rules and Regulations under the Exchange Act.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING

     The Bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an Annual Meeting. The stockholder must give written advance notice to the Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event less than one hundred (100) days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the date on which the Company's notice to stockholders of the Annual Meeting date was mailed or such public disclosure was made. The advance notice by stockholders must include the stockholder's name and address, as they appear on the Company's record of stockholders, a brief description of the proposed business, the reason for conducting such business at the Annual Meeting, the class and number of shares of the Company's capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING


     The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in such manner as shall be determined by a majority of the Board of Directors.


     Whether or not you intend to be present at the Annual Meeting, you are urged to sign and return the BLUE PROXY CARD promptly. If you are present at the Annual Meeting and wish to vote your shares in person, your proxy may be revoked in writing and you may vote your shares at the Annual Meeting.

     A COPY OF THE COMPANY'S FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS OF RECORD UPON WRITTEN REQUEST TO HAVEN BANCORP, INC., MR. MARK A. RICCA, SENIOR VICE PRESIDENT AND SECRETARY, 615 MERRICK AVENUE, WESTBURY, NEW YORK 11590.

                                  By Order of the Board of Directors,



                                  Mark A. Ricca, Esq.
                                  Secretary

Westbury, New York
April 5, 2000



     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING BLUE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.